RCM Technologies, Inc.	Tel: 856.356.4500	Corporate Contacts:
2500 McClellan Avenue	Fax: 856.356.4600	Leon Kopyt
Pennsauken, NJ 08109	info@rcmt.com	Chairman, President & CEO
	www.rcmt.com	Kevin D. Miller
Chief Financial Officer

P R E S S   R E L E A S E

RCM TECHNOLOGIES, INC. ANNOUNCES THIRD QUARTER RESULTS

Pennsauken, NJ – October 30, 2013 -- RCM Technologies, Inc. (NasdaqGM: RCMT), a premier provider of business and technology solutions designed to enhance and maximize the operational performance of its customers through the adaptation and deployment of advanced information technology, engineering and specialty health care services, today announced financial results for its third quarter, the thirteen and thirty-nine week periods ended September 28, 2013.

The Company announced revenues of $41.3 million for the thirteen week period ended September 28, 2013, increased from $34.8 million for the thirteen week period ended September 29, 2012 (comparable prior year period), an increase of 18.6%.  The Company had operating income of $1.8 million for the thirteen week period ended September 28, 2013 as compared to $1.1 million for the comparable prior year period, an increase of 63.1%. Net income for the thirteen week period ended September 28, 2013 was $1.1 million, or $0.09 per diluted share, as compared to net income of $0.6 million, or $0.05 per diluted share, for the comparable prior year period, an increase of 80.1%.

The Company announced revenues of $124.9 million for the thirty-nine week period ended September 28, 2013, increased from $108.8 million for the thirty-nine week period ended September 29, 2012 (comparable prior year period), an increase of 14.8%.  The Company had operating income of $5.0 million for the thirty-nine week period ended September 28, 2013 as compared to $3.9 million for the comparable prior year period, an increase of 29.2%. Net income for the thirty-nine week period ended September 28, 2013 was $3.6 million, or $0.29 per diluted share, as compared to net income of $2.2 million, or $0.17 per diluted share, for the comparable prior year period, an increase of 62.6%.

The thirty-nine week period ended September 28, 2013 reflects an increase to net income of $0.5 million, or $0.04 per diluted share, resulting from the reduction of a previously unrecognized tax benefit.

Leon Kopyt, Chairman and CEO of RCM, commented: “Based on our current backlog, customer demand remains strong for RCM’s expertise in providing responsive, high-quality, reliable, technologically advanced, and cost-effective services that enable our customers to efficiently and effectively meet their business objectives. As such, the third quarter was a record quarter on a number of fronts, notwithstanding that it historically has been our weakest quarter principally due to increased billable employee vacation across all of our business lines and school closings for our Specialty Health Care segment, both of which occurred as usual in 2013. Our Engineering segment set record highs for revenue and gross profit for the third consecutive quarter, our Information Technology segment posted another strong quarterly performance and our Specialty Health Care segment grew its revenues in the third quarter of 2013 by 15.8% as compared to the 2012 third quarter despite significant decreases in revenues from its largest client in fiscal 2013.  Our organic growth and revenue diversification initiatives continue to exhibit progressively improved performance from operations despite a sluggish economic environment in the sector and overall.”

Outlook
“As the board and management team continue to execute RCM's strategic plan to achieve progressively positive results, we are optimistic that our overall results for the last quarter of fiscal 2013 should remain favorable. Based on our current internal metrics, we expect an upward trend in performance in fiscal 2014 as compared to fiscal 2013.”

Initiatives to Enhance Stockholder Value
“As we announced earlier this week, reflecting the confidence that our board and management have in RCM’s operating fundamentals, business opportunities and growth prospects, our board has approved a new stock repurchase program to repurchase up to $5.0 million of RCM’s outstanding shares of common stock from time to time over the next 12 months,” said Mr. Kopyt. “As demonstrated by our new stock repurchase program and our record over the past three years in returning close to $20 million in value to our stockholders through stock repurchases and special dividends, our board remains committed to taking swift and decisive action to deliver value to our stockholders without compromising our strong balance sheet, financial flexibility and strategic growth trajectory, or our ability to continue investing in our business. While future initiatives such as additional stock repurchase programs and dividend declarations are subject to the approval of the board and will depend on RCM’s results of operations, financial condition, anticipated capital requirements, business conditions, level of indebtedness, contractual restrictions and other factors deemed relevant by our board, we remain committed to continuing to explore further actions to enhance stockholder value,” concluded Mr. Kopyt.

About RCM
RCM Technologies, Inc. is a premier provider of business and technology solutions designed to enhance and maximize the operational performance of its customers through the adaptation and deployment of advanced information technology and engineering services. RCM is an innovative leader in the delivery of these solutions to commercial and government sectors.  RCM is also a provider of specialty healthcare services to major health care institutions and educational facilities. RCM’s offices are located in major metropolitan centers throughout North America.  Additional information can be found at www.rcmt.com.

The Statements contained in this release that are not purely historical are forward-looking statements within the Private Securities Litigation Reform Act of 1995 and are subject to various risks, uncertainties and other factors that could cause the Company's actual results, performance or achievements to differ materially from those expressed or implied by such forward-looking statements.  These statements often include words such as “may,” “will,” “expect,” “anticipate,” “continue,” “estimate,” “project,” “intend,” “believe,” “plan,” “seek,” “could,” “can,” “should” or similar expressions.  In addition, statements that are not historical should also be considered forward-looking statements. These statements are based on assumptions that we have made in light of our experience in the industry, as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate in these circumstances.  Forward-looking statements include, but are not limited to, those relating to demand for the Company’s services, expected demand for our services and expectations regarding our revenues, the Company's ability to continue to utilize goodwill, to continue to increase gross margins, to achieve and manage growth, to develop and market new applications and services, risks relating to the acquisition and integration of acquired businesses, the ability of the Company to consummate acquisitions as to which it executes non-binding letters of intent, demand for new services and applications, timing of demand for services, industry strength and competition, initiatives to enhance stockholder value and general economic factors. Such statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors, which may cause actual events to be materially different from those expressed or implied by such forward-looking statements.  Risk, uncertainties and other factors may emerge from time to time that could cause the Company’s actual results to differ from those indicated by the forward-looking statements. Investors are directed to consider such risks, uncertainties and other factors described in documents filed by the Company with the Securities and Exchange Commission. The Company assumes no obligation (and expressly disclaims any such obligation) to update any forward-looking statements contained in this release as a result of new information or future events or developments, except as may be required by law.

Tables to Follow

RCM Technologies, Inc.
Condensed Consolidated Statements of Income
(Unaudited)
 (In Thousands, Except Share and Per Share Amounts)

	Thirteen Week Periods Ended
	September 28, 2013	September 29, 2012
Revenues	$41,320	$34,839
Cost of services	30,636	25,164
Gross profit	10,684	9,675
Selling, general and administrative	8,599	8,153
Depreciation and amortization	279	415
Operating income	1,806	1,107
Other expense, net	(4)	(12)
Income before income taxes	1,802	1,095
Income tax expense	660	461
Net income	$1,142	$634

Diluted net earnings per share data	$0.09	$0.05

	Thirty-Nine Week Periods Ended
	September 28, 2013	September 29, 2012
Revenues	$124,929	$108,798
Cost of services	92,362	79,182
Gross profit	32,567	29,616
Selling, general and administrative	26,361	24,766
Facilities consolidation charge	343	-
Depreciation and amortization	829	953
Operating income	5,034	3,897
Other income, net	74	18
Income before income taxes	5,108	3,915
Income tax expense	1,536	1,718
Net income	$3,572	$2,197

Diluted net earnings per share data	$0.29	$0.17
RCM Technologies, Inc.
Summary Consolidated Selected Balance Sheet Data
 (In Thousands)

	September 28, 2013	December 29, 2012
Cash and cash equivalents	$14,049	$14,123
Accounts receivable, net	$54,828	$43,706
Total current assets	$75,980	$70,345
Total assets	$89,956	$84,548
Total current liabilities	$26,554	$25,063
Total liabilities	$27,171	$25,776
Stockholders’ equity	$62,785	$58,772
Stockholder’s equity less goodwill and intangible assets	$53,004	$48,895

RCM Technologies, Inc.
Condensed Consolidated Statements of Cash Flows
 (Unaudited)
(In Thousands)

	Thirteen Week Periods Ended
	September 28, 2013	September 29, 2012
Net income	$1,142	$633
Adjustments to reconcile net income to cash provided by operating activities	298	660
Changes in operating assets and liabilities
Accounts receivable	(5,453)	2,215
Transit accounts receivable	500	1,233
Prepaid expenses and other current assets	364	762
Accounts payable and accrued expenses	2,790	673
Transit accounts payable	(855)	(5,169)
Accrued payroll and related costs	1,599	2,039
Income taxes payable	557	(260)
Total adjustments	(200)	2,153
Cash provided by operating activities	942	2,786

Net cash used in investing activities	(219)	(1,466)
Net cash provided by (used in) financing activities	152	(213)
Effect of exchange rate changes	(21)	(47)
Decrease in cash and cash equivalents	$854	$1,060

	Thirty-Nine Week Periods Ended
	September 28, 2013	September 29, 2012
Net income	$3,572	$2,197
Adjustments to reconcile net income to cash provided by operating activities	1,251	1,753
Changes in operating assets and liabilities
Accounts receivable	(11,055)	891
Transit accounts receivable	4,641	(304)
Prepaid expenses and other current assets	682	170
Accounts payable and accrued expenses	5,178	(227)
Transit accounts payable	(6,180)	881
Accrued payroll and related costs	1,764	1,854
Income taxes payable	887	233
Total adjustments	(2,832)	5,251
Cash provided by operating activities	740	7,448

Net cash used in investing activities	(1,030)	(1,651)
Net cash provided by (used in) financing activities	274	(3,983)
Effect of exchange rate changes	(58)	(19)
(Decrease) increase in cash and cash equivalents	($74)	$1,795